Exhibit 10.4

SCHEDULE OF BASE SALARIES FOR EXECUTIVE OFFICERS

Name	Base Salary
Alan I. Kirshner	$625,000
Anthony F. Markel	600,000
Steven A. Markel	600,000
Thomas S. Gayner	500,000
Paul W. Springman	500,000
Richard R. Whitt, III	425,000